Exhibit 10.3

Dated 30 December 2011

US$15,600,000 and RMB 77,850,000 Term Loan Facility

FACILITY AGREEMENT

relating to

EPC FINANCING FOR IMCLONE SOLAR POWER PROJECT

between

SPI SOLAR NEW JERSEY, INC.

as Borrower

and

CHINA DEVELOPMENT BANK CORPORATION

as Lender

(i)

(ii)

THIS AGREEMENT is dated 30 December 2011 and made

BETWEEN:

(1)	SPI SOLAR NEW JERSEY, INC., (the “Borrower”), a corporation incorporated in the States of New Jersey, the United States, with its registered office in New Jersey at 100 Canal Pointe Boulevard, Suite 212, Princeton, New Jersey, 08540, the United States.

(2)	CHINA DEVELOPMENT BANK CORPORATION, acting through its Jiangxi Branch (the “Lender”), a financial institution organised and validly existing under the laws of the People’s Republic of China, with its principal place of business at No. 68, Zhongshanxi Road, Nanchang, Jiangxi Province, the People’s Republic of China.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Cathay Bank, with its address at 10480 S. De Anza Boulevard, Cupertino, CA 95014, the United States.

“Agreed Form” means in form and substance acceptable to the Borrower and the Lender each acting reasonably.

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or Authorisation, or any published directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on any person or the Project, as the context may require.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Government Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Execution Date to and including the date which is the earlier of (i) twelve (12) Months after the Execution Date or (ii) the Utilisation Date.

“Available Commitment” means at anytime, with respect to a proposed Loan, the applicable Commitment minus:

(a)	the aggregate amount of any outstanding Loans in the same currency; and

(b)	in relation to any proposed Utilisation, the aggregate amount of the Loans in the same currency that are due to be made on or before the proposed Utilisation Date,

in each case as denominated in the same currency as such proposed Loan.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of any Loan or Unpaid Sum to the first Interest Payment Date occurring after such date of receipt (the “Relevant Interest Payment Date”) in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the Relevant Interest Payment Date;

exceeds:

(b)	the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with the People’s Bank of China for a period starting on the Business Day following receipt or recovery and ending on the Relevant Interest Payment Date.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business:

(a)	in relation to the determination of a Quotation Day or delivery of a Utilisation Request, Beijing and London;

(b)	in relation to any payment in US Dollars, New York and Beijing;

(c)	in relation to any payment in RMB, Beijing; and

(d)	for all other purposes, Beijing.

“Change of Control” means any of the following:

(a)	the Borrower ceases to be a direct wholly-owned Subsidiary of the EPC Contractor;

(b)	the Sponsor Obligor ceases to Control the EPC Contractor; and/or

(c)	Mr. Peng ceases to Control the Sponsor Obligor.

“Coercive Practice” means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or persons closely related to a party, to improperly influence the actions of that party.

“Collection Account” means the US Dollars account, as designated by the Lender and the Borrower, with account number 12020281 in the name of the Borrower with the Account Bank, or such other account as may be designated as the Collection Account by the Lender and the Borrower from time to time.

“Collusive Practice” means an arrangement between two or more entities without the knowledge, but designed to improperly influence the actions, of another party.

“Commercial Operation Date” means the date of “Commercial Operation” (as such term is defined in the EPC Contract).

“Commitment” means:

(a)	with respect to a US Dollar Loan, US$15,600,000; and

(b)	with respect to a RMB Loan, RMB77,850,000,

in each case as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Construction Cost” has the meaning given to such term in the EPC Contract.

“Control” of a company means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that company; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that company; or

(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of that company are obliged to comply; or

(b)	the holding beneficially of more than 50% voting capital stock of that company (excluding any part of that issued capital stock that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

“Corrupt Practice” means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dollars” or “US$” means the lawful currency for the time being of the United States of America.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which the Project is operated which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the conservation, operation or maintenance of the Project.

“EPC Contract” means the engineering, procurement and construction contract for the construction of the Project Facilities dated 8 August 2011 between the EPC Contractor and the Project Company as owner.

“EPC Contractor” means SPI in its capacity on provider of the EPC services to the Project Company under the EPC Contract.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the U.S. Revenue Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Obligor or a Subsidiary of an Obligor under Section 414(b), (c), (m) or (o) of the U.S. Revenue Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)

the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the U.S. Revenue Code or Section 302 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the U.S. Revenue Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the U.S. Revenue Code with respect to any Plan or Multiemployer Plan, or that such filing may be made; or a determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA;

(e)	engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the U.S. Revenue Code or Section 406 of ERISA;

(f)	the complete or partial withdrawal of any Obligor, Subsidiary of an Obligor or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any Obligor, Subsidiary of an Obligor or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g)	an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Execution Date” means the date of this Agreement.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices of the Lender notified to the Borrower from time to time as the office or offices through which it will perform its obligations under this Agreement.

“Final Completion Date” has the meaning given to it in the EPC Contract.

“Final Repayment Date” means the date which is twenty-four (24) Months after the first Utilisation Date.

“Finance Document” means this Agreement, each Security Document and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financing of Terrorism” means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

“Fraudulent Practice” means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

“GAAP” means generally accepted accounting principles in the United States.

“Good Industry Practice” means, at a particular time, standards, practices, methods and procedures complying with any Applicable Law and all Transaction Authorisations required to have been obtained pursuant to Clause 21.2 (Transaction Authorisations) and with that degree of skill, diligence, judgment, prudence and foresight which would ordinarily be expected from an international skilled and experienced owner, contractor, equipment manufacturer or, as the case may be, operator engaged in designing, engineering, constructing, developing, commissioning, repairing, refurbishing, operating, insuring and/or maintaining solar photovoltaic power generation plants, taking into account local conditions

“Governmental Agency” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the EPC Contractor and its Subsidiaries for the time being (including, without limitation, the Borrower).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Interest Payment Date” means each of the 21st day of June and December, provided if any of the aforesaid 21th day is not a Business Day, the “Interest Payment Date” in the relevant month shall be the Business Day immediately following the 21st day of the relevant month (if there is one) or the preceding Business Day (if there is not or if such Interest Period is the final Interest Period).

“Interest Period” means, in relation to any Loan, each period determined in accordance with Clause 7 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 6.3 (Default Interest).

“Jiangxi LDK” means Jiangxi LDK Solar Hi-tech Co., Ltd. (江西赛维LDK太阳能高科技有限公司), a company incorporated in the PRC, with registered office at LDK Avenue, Economic Development Zone, Xinyu City, Jiangxi Province, the PRC.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the currency or Interest Period of a Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Lender at its request), as of 11.00 a.m. in London on the Quotation Day for which an interest rate is to be determined for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility, or where the context requires, the principal amount outstanding for the time being under this Agreement.

“Margin” means five point ten per cent. (5.10%) per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of:

(i)	the Borrower;

(ii)	the Project Company;

(iii)	the EPC Contractor; or

(iv)	the Group taken as a whole;

(b)	the ability of any Obligor to perform its obligations under any Finance Documents to which it is a party;

(c)	the ability of the Project Company to perform its obligations under the Project Documents;

(d)	the validity or enforceability of the Finance Documents or the rights or remedies of the Lender under the Finance Documents; or

(e)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“Money	Laundering” means:

(a)	the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any Person who is involved in the commission of the crime to evade the legal consequences of its actions;

(b)	the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(c)	the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

prohibiting forced labour or harmful child labour.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Mr. Peng” means Mr. Peng Xiaofeng, holder of PRC identity card number 360102197505256311.

“Obligors” means the Borrower and SPI, and “Obligor” means any one of them.

“Original Financial Statements” means the Group’s audited consolidated financial statements for its financial year ended 31 December 2010.

“Party” means a party to this Agreement.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by an Obligor, a Subsidiary of an Obligor or any ERISA Affiliate or to which an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate has an obligation to contribute, and such plan for the five-year period immediately following the latest date on which an Obligor, a Subsidiary of an Obligor or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Power Purchaser” means ImClone Systems Corporation, a New Jersey Corporation, with its registered office at 33 ImClone Drive, Branchburg, New Jersey, the United States.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Special Administrative Region of Macau, and Taiwan.

“Project” means the design, procurement, installation, construction and financing of the Project Facilities, which is named “ImClone”.

“Project Assets” means all assets (including but not limited to land, plant, machinery, buildings and intellectual property) wheresoever situated required for the purposes of or in connection with the Project, which are, or which it is intended will be, owned or controlled by the Project Company or to which the Project Company has access or from which the Project Company benefits.

“Project Company” means KDC Solar Branchburg LLC, a limited liability company incorporated in the State of New Jersey, the United States, with its registered office in New Jersey at 1545 Route 206, Bedminster, New Jersey, 07921, the United States.

“Project Documents” means:

(a)	the EPC Contract; and

(b)	any other document designated as such by the Borrower and the Lender.

“Project Facilities” means the electricity grid-connected photovoltaic, solar power generation facilities the subject of the EPC Contract with specified installed capacity of approximately 9.769MW located at the Sites.

“Quotation Day” means, in relation to any period in respect of the US Dollar Loan for which an interest rate is to be determined, two Business Days before the first day of that period.

“Receivables” means all monies, revenues and sums due to or received or receivable by the EPC Contractor under or pursuant to the EPC Contract, with the full benefit of all negotiable or non-negotiable instruments, guarantees, indemnities, debentures and Encumbrances in respect of them, including but not limited to, all claims for damages or other remedies in respect of any breach thereof.

“Reference Banks” means the principal London offices of Bank of China Limited, Industrial and Commercial Bank of China Ltd. and Standard Chartered Bank plc and/or such other banks as may be appointed by the Lender in consultation with the Borrower.

“Reserve Account” means a RMB denominated account opened with the Lender under the name of Jiangxi LDK, an affiliated company of the Borrower incorporated under the laws of the PRC.

“RMB” or “¥” means the lawful currency for the time being of the PRC.

“RMB Benchmark Interest Rate” means, with respect to any RMB Loan, the annual interest rate for RMB denominated loans with a tenor same as that of such RMB Loan as published by The People’s Bank of China from time to time, provided that:

(a)	the applicable rate shall be adjusted and re-set from each date on which any adjustment and re-set of such rate by The People’s Bank of China takes effect; and

(b)	if no rate for such tenor is published, the rate shall be a rate equal to the aggregate of applicable SHIBOR (the Shanghai Interbank Offered Rate) and such additional percentage to be agreed by the Lender and the Borrower at such time.

“RMB Loan” means a Loan denominated in RMB.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Secured Obligations” shall mean any and all obligations , whether present, future, actual or contingent, of an Obligor to pay all sums in principal, interest or otherwise (including any fees, commissions, expenses or indemnification of any nature whatsoever), due or that may be due (including further to acceleration) by an Obligor to the Lender under or in connection with the Finance Documents, including in each case in connection with the termination or cancellation, annulment or invalidity thereof.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement” means the security agreement between SPI as pledgor and the Lender as pledgee in respect of pledge over the Receivables and the Collection Accounts in the Agreed Form.

“Security Documents” means

(a)	the Security Agreement; and

(b)	any other document designated as such by the Borrower and the Lender.

“Security Period” means the period beginning on the date of this Agreement and ending on the date of complete and irrevocable satisfaction of all the Secured Obligations.

“Site” means 50 ImClone Drive, Branchburg, New Jersey 08876, the United States.

“SPI” means Solar Power, Inc., a corporation incorporated in the State of California, the United States with its registered office at 2240 Douglas Blvd, Suite 200, Roseville, California 95661, the United States.

“Sponsor Obligor” means LDK Solar Co., Ltd., an exempted company incorporated in the Cayman Islands with limited liability and registration number 166736, with its registered office at Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, George Town, Grand Cayman, Cayman Islands.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Substantial Completion Date” has the meaning given to it in the EPC Contract.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Transaction Authorisation” means any Authorisation in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents or to otherwise implement the Project, including but not limited to:

(a)	conditional approval dated 24 August 2011 issued by Somerset County Planning Board in respect of approval for major site plan, major subdivision and use variance for constructing solar panel ground arrays;

(b)	a certificate dated August 24, 2011 issued by Somerset-Union Soil Conservation District confirming that the erosion control plan was prepared in accordance with the N.J. Erosion and Sediment Control Act;

(c)	Flood Hazard Verification Permit, Individual Permit and Freshwater Wetlands General Permit No. 10A dated 11 May 2011 issued by New Jersey Department of Environmental Protection;

(d)	Wetland Letter of Interpretation dated 12 July 2011 issued by New Jersey Department of Environmental Protection;

(e)	the zoning permit issued by Branchburg Zoning Department; and

(f)	the building permit issued by Branchburg Building Department.

“Transaction Documents” means the Finance Documents, the Project Documents and any other document designated as such by the Lender and the Borrower.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollar Loan” means a Loan denominated in US Dollars.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Requests).

“Work” has the meaning given to it in the EPC Contract.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended or novated (if applicable, to the extent permitted by the terms hereof and/or any other Finance Document);

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	a provision of law is a reference to that provision as amended or re-enacted; and

(h)	a time of day is a reference to Beijing time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.2.5	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower:

(a)	the US Dollar Loan; and

(b)	the RMB Loan,

in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility to fund the Construction Cost.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 3

CONDITIONS OF UTILISATION

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to make the Facility available to the Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the representations made by the Borrower under Clause 17 (Representations) are true in all material respects.

SECTION 4

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than two (2) Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	the proposed Utilisation Date is a Business Day within the Availability Period;

5.2.2	the currency and amount specified in the Utilisation comply with Clause 5.3 (Currency and amount);

5.2.3	the amount requested in the Utilisation Request does not exceed the Commitment; and

5.2.4	the proposed first Interest Period complies with Clause 7 (Interest Periods).

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be US Dollar or RMB.

5.3.2	The amount of the proposed Loan in aggregate must be an amount which is not more than the Available Commitment.

5.4	Cancellation of unutilised Commitment

At close of business in Beijing on the last day of the Availability Period, the unutilised amount of the Lender’s Commitment shall be automatically cancelled.

SECTION 5

COSTS OF UTILISATION

6.	INTEREST

6.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

6.1.1	in respect to a US Dollar Loan, the applicable:

(a)	Margin; and

(b)	LIBOR.

6.1.2	in respect to a RMB Loan, the applicable RMB Benchmark Interest Rate.

6.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date.

6.3	Default interest

6.3.1	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to sub-clause 6.3.2 and 6.3.3 below, three per cent. (3%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of any Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 6.3 shall be immediately payable by the Borrower on demand by the Lender.

6.3.2	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not an Interest Payment Date relating to that Loan:

(a)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the Unpaid Sum during the first Interest Period shall be three per cent. (3%) higher than the rate which would have applied if the Unpaid Sum had not become due.

6.3.3	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

6.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

7.	INTEREST PERIODS

7.1	Interest Periods

7.1.1	Each Interest Period for each Loan shall be six (6) Months, provided that an Interest Period for any Loan shall not extend beyond an Interest Payment Date or the Final Repayment Date.

7.1.2	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the preceding Interest Payment Date.

7.1.3	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not or if such Interest Period is the final Interest Period).

8.	CHANGES TO THE CALCULATION OF INTEREST

8.1	Absence of quotations

Subject to Clause 8.2 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

8.2	Market disruption

8.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)	the higher of (1) the rate notified by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select and (2) in relation to a Market Disruption Event under sub-clause 8.2.2 below, LIBOR.

8.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for Dollars for the relevant Interest Period; or

(b)	before noon on the business day immediately following the Quotation Day for the relevant Interest Period, that the cost to the Lender of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

8.3	Alternative basis of interest or funding

8.3.1	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

8.3.2	If no agreement as to a substantive basis is achieved and then (so long as it continues) the rate of interest notified by the Lender shall apply.

8.4	Break Costs

8.4.1	The Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender any Break Costs attributable to all or any part of any Loan or Unpaid Sum being paid by the Borrower on a day other than the relevant Interest Payment Date for that Loan or Unpaid Sum.

8.4.2	The Lender shall, as soon as reasonably practicable, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

9.	FEES

9.1	Front-end fee

9.1.1	The Borrower shall pay to the Lender a front-end fee of US$234,000 (being the amount equal to one point five percent (1.50%) of the Commitment with respect to US Dollar Loans) and RMB1,167,750 (the “RMB Front-End Fee”, being the amount equal to one point five percent (1.50%) of the Commitment with respect to RMB Loans).

9.1.2	The RMB Front-End Fee shall be paid in US Dollar, at the rate of exchange used to convert that sum from RMB into US Dollar at the time of payment or a rate of exchange may be informed by the Lender to the Borrower.

9.1.3	All the front-end fee shall be paid on or prior to the Execution Date.

9.2	Commitment fee

9.2.1	The Borrower shall pay to the Lender a fee computed at the rate of zero point five per cent. (0.50%) per annum (calculated on the basis set out in Clause 28.3 (Day count convention) on the Available Commitment during the Availability Period.

9.2.2	the accrued commitment fee under paragraph 9.2.1 above is payable on the last day of each Interest Period (if such date falls within the Availability Period) and on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.

SECTION 6

REPAYMENT, PREPAYMENT AND CANCELLATION

10.	REPAYMENT

10.1	Repayment of the Loans

The Borrower shall repay all outstanding Loans in full on the Final Repayment Date.

10.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

11.	PREPAYMENT AND CANCELLATION

11.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund one or maintain any Loan:

11.1.1	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Commitment will be immediately cancelled; and

11.1.2	the Borrower shall repay the Loans on the Interest Payment Date occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Change of Control

Upon the occurrence of a Change of Control:

11.2.1	the Borrower shall immediately notify the Lender upon becoming aware of that event; and

11.2.2	the Lender may, by not less than five (5) Business Days’ notice to the Borrower, cancel the Facility and declare all the outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

11.3	EPC Contract Payments

11.3.1	The Borrower shall immediately give written notice to the Lender upon receipt of any payments made by the Project Company to the EPC Contractor under the terms of the EPC Contract.

11.3.2	The Borrower shall, within thirty (30) days of receipt, prepay the Loans in an amount equal to the Net Cash Proceeds of all payments as referred to in Clause 11.3.1.

For the purpose of Clause 11.2 (Change of Control) and Clause 11.3 (EPC Contract Payments):

“Net Cash Proceeds” means the cash proceeds received by the Borrower after giving effect to deductions of all reasonable expenses incurred and Taxes required to be paid in connection with such payment and/or making the relevant cash proceeds available to the Borrower (including without limitation by way of dividends or other distributions), in each case to the extent such deductions and required payments are certified by the Borrower to the reasonable satisfaction of the Lender.

11.4	Voluntary Cancellation

The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of US$1,000,000 and in integral multiples of US$500,000) or RMB1,000,000 of the Commitment.

11.5	Voluntary prepayment of the Loans

11.5.1	The Borrower may, if it gives the Lender not less than ten (10) Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Facility (but, if in part, being an amount that reduces the amount of the Facility by a minimum amount in relation to US Dollar Loans US$1,000,000 and in integral multiples of US$200,000 or in relation to RMB Loans RMB1,000,000 and in integral multiples of RMB500,000.

11.5.2	The Loans may only be voluntarily prepaid after the last day of the Availability Period (or, if earlier, the day on which the Commitment is zero).

11.6	Restrictions

11.6.1	Any notice of cancellation or prepayment given by any Party under this Clause 11 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if not made on the Interest Payment Date), without premium or penalty.

11.6.3	The Borrower may not reborrow any part of the Facility which is prepaid.

11.6.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

11.6.5	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

11.6.6	Any prepayment of the Loans in part under this Clause 11 (Prepayment and Cancellation) shall satisfy the obligations under Clause 10 (Repayment) in inverse chronological order.

SECTION 7

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

12.1.1	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 12.2 (Tax Gross-up) or a payment under Clause 12.3 (Tax Indemnity).

12.1.2	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrower shall immediately upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to it.

12.2.3	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower, shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1	The Borrower shall (within three (3) Business Days of demand) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a Finance Document (including but not limited to, New Jersey Corporate Business Tax).

12.3.2	Sub-clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

(iii)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax Gross-up).

12.3.3	If the Lender makes or intends to make a claim under sub-clause 12.3.1 above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4	Tax credit

If the Borrower makes a Tax Payment and the Lender determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect Tax

12.6.1	All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

12.6.2	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.	INCREASED COSTS

13.1	Increased costs

13.1.1	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by it or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from a Facility or on the Lender’s (or its Affiliates’) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased Costs), it shall promptly notify the Borrower of the event giving rise to the claim.

13.2.2	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13.3.2	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	MITIGATION BY THE LENDER

14.1	Mitigation

14.1.1	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities), Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

14.1.2	Sub-clause 14.1.1 does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability

14.2.1	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

14.2.2	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

15.1.1	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability reasonably incurred by the Lender as a result of:

15.2.1	the occurrence of any Event of Default;

15.2.2	investigating any event which it reasonably believes is a Default;

15.2.3	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

15.2.4	funding, or making arrangements to fund, any Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

15.2.5	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

15.2.6	entering into or performing any foreign exchange contract for the purposes of sub-clause 25.6.2; or

15.2.7	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.3	Indemnity to the Lender

The Borrower shall immediately indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

15.3.1	investigating any event which it reasonably believes is a Default; or

15.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within three (3) Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

16.1.1	this Agreement and any other documents referred to in this Agreement; and

16.1.2	any other Finance Documents executed after the Execution Date.

16.2	Amendment costs

If (A) the Borrower requests an amendment, waiver or consent or (B) an amendment is required pursuant to Clause 25.6 (Change of Currency), the Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to the Lender on the Execution Date.

17.1	Status

17.1.1	Each Obligor is a corporation, duly incorporated, validly existing and in good standing (as appropriate) under the laws of its jurisdiction of incorporation.

17.1.2	Each Obligor has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

17.3.1	any law or regulation applicable to it;

17.3.2	its constitutional documents; or

17.3.3	any agreement or instrument binding upon it or any of its assets.

17.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

17.5.1	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

17.5.2	to make the Finance Documents to which an Obligor is a party admissible in evidence in its jurisdiction of incorporation; and

17.5.3	for each Obligor to carry on its business, and which are material,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

17.6.1	The choice of English law as the governing law of the Finance Documents (other than the Security Documents) will be recognised and enforced in its jurisdiction of incorporation; the choice of New York law as the governing law of the Security Documents will be recognised and enforced in its jurisdiction of incorporation.

17.6.2	Any judgment obtained in England in relation to a Finance Document governed by English law will be recognised and enforced in its jurisdiction of incorporation; any judgment obtained in New York in relation to a Security Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Deduction of Tax

No Obligor is required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No default

17.9.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

17.9.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

17.10	No misleading information

17.10.1	Any factual information contained in or provided by any member of the Group for the purposes of the Facility was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and is not misleading in any respect.

17.10.2	Any financial projections provided to the Lender for the purpose of the Facility have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

17.10.3	Nothing has occurred or been omitted from the information provided to the Lender for the purpose of the Facility and no information has been given or withheld that results in the information being untrue or misleading in any material respect.

17.11	Financial statements

17.11.1	The Original Financial Statements were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

17.11.2	The Original Financial Statements give a true and fair view and represent the Group’s consolidated financial condition and operations during the relevant financial year save to the extent expressly disclosed in such Original Financial Statements.

17.11.3	There has been no material adverse change in the business or consolidated financial condition of the Group since 31 December 2010.

17.12	Ranking

17.12.1	Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.12.2	The Security contemplated by the Security Documents have or will have first ranking priority and is not subject to any prior ranking or pari passu ranking Security.

17.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would, in the Lender’s reasonable view, result in a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

17.14	Authorised Signatures

Any person specified as its authorised signatory under Schedule 1 (Conditions Precedent) or Clause 18.4.4 (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

17.15	Transaction Authorisations

17.15.1	All Transaction Authorisations have been received and are in full force and effect.

17.15.2	There are no conditions attaching to any Transaction Authorisations which have, or would, in the Lender’s reasonable view, result in, a Material Adverse Effect.

17.15.3	The Project Company has not received any notice of revocation or material breach of any Transaction Authorisation.

17.15.4	There exists no reason why:

(a)	any Transaction Authorisation which it will be required to obtain in accordance with Clause 21.2 (Transaction Authorisations) at any time after this representation is made, or deemed to be repeated, will not be granted as and when required or will be granted with any restrictions or conditions attaching to it which has, or would result in, a Material Adverse Effect;

(b)	any Transaction Authorisation which requires renewal will not be renewed as and when required or will be renewed with further restrictions or conditions attaching to it which has, or would result in, a Material Adverse Effect; or

(c)	any Transaction Authorisation in force as at the date this representation is made or repeated might be withdrawn, suspended, cancelled or revoked or modified, varied or otherwise affected in a manner which has, or would result in, a Material Adverse Effect.

17.16	Full disclosure

The Borrower has fully disclosed in writing to the Lender all facts relating to itself, the EPC Contractor, the Project Company, the Project and the Project Documents which are material for disclosure to the Lender in the context of the Finance Documents.

17.17	Insurances

The EPC Contractor maintains insurances on and in relation to the Work against those risks and to the extent as is usual for reputable international contractors carrying on substantially similar business to that carried out by it and all such insurances are in full force and effect and all premiums due and payable in respect thereof have been fully paid.

17.18	Environmental Compliance

The EPC Contractor complies in all material respects with all Environmental Law, obtains and maintains any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

17.19	Environmental Claims

17.19.1	No Environmental Claim has been commenced or (to the best of such Obligor’s knowledge and belief) is threatened against the EPC Contractor, and

17.19.2	no facts or circumstances which will or might reasonably be expected to result in any Environmental Claim have been commenced or threatened against the EPC Contractor,

in each case where such Environment Claim would, in the Lender’s reasonable view, result in, if determined against the EPC Contractor, to have a Material Adverse Effect.

17.20	Legal and Beneficial Ownership

17.20.1	The Borrower is wholly-owned by the EPC Contractor.

17.20.2	Mr. Peng Controls the EPC Contractor.

17.21	Holding Companies

The Borrower does not trade, carry on any business or owns any assets or incur any liabilities except for:

17.21.1	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a EPC contractor of photovoltaic solar power stations; or

17.21.2	design, procurement, installation, construction and financing of photovoltaic solar power stations.

17.22	Material Agreements

Except to the extent imposed by law or any Governmental Agency, none of the Obligors is a party to any agreement or instrument or subject to any constitutional documents or other internal corporate restriction which restricts its ability to comply with its payment obligations under the Transaction Documents to which it is a party.

17.23	No Omissions

None of the representations and warranties set out in Clauses 17.1 (Status) to 17.22 (Material Agreements) (both clauses included) omits any matter the omission of which makes any of such representation and warranty misleading.

17.24	Repetition

The representations set out in Clauses 17.1 (Status) to 17.23 (No Omissions) (both clauses included except for Clause 17.21.2) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 (Financial Covenants) remain in force from the Execution Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial Statements

The Borrower shall supply to the Lender:

18.1.1	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years the EPC Contractor’s audited consolidated financial statements for that financial year.

18.1.2	as soon as the same become available, but in any event within ninety (90 days) after the end of the first half of each of its financial years the EPC Contractor’s consolidated financial statements for that financial half year.

18.2	Requirements as to financial statements

The Borrower shall supply to the Lender:

18.2.1	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years:

(a)	the audited consolidated financial statements of the EPC Contractor for that financial year; and

(b)	its financial statements for that financial year; and

18.2.2	as soon as the same become available, but in any event within ninety (90) days after the end of the first half of each of its financial years:

(a)	the consolidated financial statements of the EPC Contractor for that financial half year; and

(b)	its consolidated financial statements for that financial half year.

18.2.3	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial Statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Lender:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 19 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.3	ERISA

The Borrower shall supply to the Lender:

18.3.1	promptly and in any event within fifteen (15) days after any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to I.R.S. Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such I.R.S. Form 5500 (including the Schedule B);

18.3.2	promptly and in any event within thirty (30) days after any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, the a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the I.R.S. pertaining to such ERISA Event and any notices received by such Obligor, Subsidiary of an Obligor, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and

18.3.3	promptly, and in any event within thirty (30) days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if each Obligor, each Subsidiary of an Obligor and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the U.S. Revenue Code by an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Section 412 of the U.S. Revenue Code which results in a material increase in contribution obligations of an Obligor, any Subsidiary of an Obligor or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Parent.

18.4	Information: miscellaneous

The Borrower shall supply to the Lender:

18.4.1	all documents dispatched by any Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

18.4.2	immediately upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which would, in the Lender’s reasonable view, result in, if adversely determined, a Material Adverse Effect;

18.4.3	immediately, such further information regarding the financial condition, business and operations of any Obligor as the Lender may reasonably request; and

18.4.4	immediately, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories.

18.5	Notification of default

18.5.1	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) immediately upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

18.5.2	immediately upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	“Know your customer” checks

18.6.1	Each Obligor shall immediately upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

18.6.2	Each Lender shall immediately upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

19.	FINANCIAL COVENANTS

The Borrower shall ensure the EPC Contractor will be in compliance with the financial covenants as required by CDB.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Execution Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall (and shall ensure that each Obligor will) immediately:

20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2	supply certified copies to the Lender of,

any Authorisation required to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.

20.2	Compliance with Laws

The Borrower shall (and shall ensure that each Obligor will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative Pledge

20.3.1	The Borrower shall ensure the EPC Contractor will not create or permit to subsist any Security over any of the Receivables.

20.3.2	The Borrower shall ensure the EPC Contractor will not:

(a)	sell, transfer or otherwise dispose of any of the Receivables on terms whereby they are or may be leased to or re-acquired by an Obligor;

(b)	sell, transfer or otherwise dispose of any of its receivables arised in connection with the Project on recourse terms;

(c)	enter into or permit to subsist any title retention arrangement;

(d)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(e)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising the Financial Indebtedness or of financing the acquisition of Receivables.

20.3.3	Sub-clauses 20.3.1 and 20.3.2 above do not apply to:

(a)	any of the Security created in favour of the Lender;

(b)	any lien arising by operation of law and in the ordinary course of business of the EPC Contractor as an EPC service provider;

(c)	any Security created with prior written consent of the Lender; or

(d)	reconstruction of any Security created in favour of the Lender, provided that, all the Security under such reconstruction is created in favour of the Lender.

20.4	Ranking

20.4.1	The Borrower shall ensure each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all of the Obligors’ other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4.2	The Security contemplated by the Security Documents have or will have first ranking priority and is not subject to any prior ranking or pari passu ranking Security.

20.5	Disposals

20.5.1	The Borrower shall ensure the EPC Contractor will not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Receivables other than as expressly provided for in the EPC Contract.

20.5.2	Sub-clause 20.5.1 above does not apply to any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of business as providing EPC services;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose,

(c)	pursuant to the Terms of any Finance Documents; or

(d)	made with prior written consent of the Lender.

20.6	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

20.7	Change of Business

20.7.1	The Borrower shall procure that no substantial change is made to the general nature of the business of each Obligor from that carried on at the Execution Date.

20.7.2	The Borrower shall not carry on any business or owns any assets or incur any liabilities for design, procurement, installation, construction and financing of photovoltaic solar power stations which will not be financed by the Lender.

20.8	Environmental Compliance

The Borrower shall ensure the EPC Contractor shall comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

20.9	Environmental Claims

The Borrower shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of:

20.9.1	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief) is threatened against the EPC Contractor; or

20.9.2	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against the EPC Contractor,

in each case where such Environment Claim might reasonably be expected, if determined against the EPC Contractor, to have a Material Adverse Effect.

20.10	Collection Account

20.10.1	The Borrower shall (and shall ensure that each Obligor will) direct the Project Company and other relevant third parties to pay all the Receivables into the Collection Account.

20.10.2	The Borrower shall ensure SPI will pledge the Collection Account in favour of the Lender in accordance with the Security Agreement, and enter into a tripartite account control agreement with the Account Bank and the Lender in the Agreed Form.

20.11	Further Assurance

The Borrower shall (and shall ensure that each Obligor will) at its own cost, do any act, make any filing or registration of or sign, seal, execute and/or deliver such instruments or other documents as may be required under the Applicable Law and in such form as the Lender may require to:

20.11.1	create, perfect and/or protect the Security intended to be created by the Security Documents;

20.11.2	(except as otherwise provided in the Finance Documents) maintain the Security thereby intended to be created or the ranking intended to be created by the Security Documents;

20.11.3	ensure that each of the Security constituted by or pursuant to the Security Documents secures all of the Secured Obligations; and

20.11.4	protect and maintain the exercise of any and all rights, powers, authorities and discretions intended to be vested in the Lender by or pursuant to the Security Documents.

20.12	Holding Companies

The Borrower shall not trade, carry on any business or owns any assets or incur any liabilities except for:

20.12.1	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a EPC contractor of photovoltaic solar power stations; or

20.12.2	design, procurement, installation, construction and financing of photovoltaic solar power stations which will be financed by the Lender.

20.13	Material Agreements

The Borrower shall not (and shall ensure no Obligor will) become a party to any agreement or instrument or subject to any constitutional documents or other internal corporate restriction which restricts or prohibits its ability to comply with its obligations under the Finance Documents.

20.14	Reserve Account

20.14.1	Until the end of the Security Period, the Borrower shall procure that the balance standing to the credit of the Reserve Account shall, at any time, be not less than ten percent (10%) of the aggregate of the outstanding Loans (the “Required Balance”)

20.14.2	If an Event of Default under Clause 22.1 (Non-payment) has occurred and is continuing, the Borrower shall ensure that Jiangxi LDK will immediately irrevocably and unconditionally authorise and instruct the Lender to apply amounts standing to the credit of Reserve Account towards repayment of any outstanding amounts under the Finance Documents.

20.14.3	In the event that the balance standing to the credit of the Reserve Account is less than the Required Balance, the Borrower shall procure sufficient amount to be deposited to the Reserve Account in order to satisfy its obligations under Clause 20.14.1.

20.14.4	At the end of the Security Period, the Lender shall disburse any amounts standing to the credit of the Reserve Account to or at the direction of, and at the expense of, the Borrower.

21.	PROJECT COVENANTS

21.1	Project Default or Dispute

The Borrower shall ensure the EPC Contractor will immediately notify the Lender of any breach, default or dispute under the EPC Contract, the occurrence of any Force Majeure (on defined in the EPC Contract), and other circumstance or event entitling any party to the EPC Contract to terminate the EPC Contract.

21.2	Transaction Authorisations

The Borrower shall ensure the EPC Contractor will obtain and do all that is necessary to maintain in full force and effect all Transaction Authorisations (including Environmental Permits) and make all filings, notifications and notarisations which, at any time, it is required to make:

21.2.1	for the design, procurement, construction, repair and/or development of the Project Facilities and/or the construction of the Project Facilities or for any other purpose connected with the Project;

21.2.2	to enable it lawfully to enter into, exercise its rights under, and perform and comply with the obligations expressed to be assumed by it under each Transaction Document to which it is expressed to be a party; and

21.2.3	to ensure the legality, validity, enforceability or admissibility in evidence in each relevant jurisdiction of each Transaction Document to which it is expressed to be a party,

where failure to obtain, maintain or comply with any such Transaction Authorisation would, in the Lender’s reasonable view, result in a Material Adverse Effect.

21.3	Project Documents

21.3.1	The Borrower shall ensure the EPC Contractor will exercise its rights and comply with its obligations under each Project Document to which it is a party in a manner consistent with the Borrower’s obligations under the Finance Documents to which it is a party.

21.3.2	The Borrower shall ensure the EPC Contractor will not, without the prior consent of the Lender, agree to:

(a)	any amendment or waiver (other than an amendment or waiver of an administrative or immaterial nature or an amendment to any immaterial term or condition) to;

(b)	the assignment or transfer of, or

(c)	terminate, suspend or abandon,

any Project Document

21.4	Change in counterparties

The Borrower shall ensure the EPC Contractor will not agree to or permit any assignment, novation or transfer of any of the rights and/or obligations of any person under any Project Document to which it is a party other than pursuant to a Security Document.

21.5	Insurances

The Borrower shall ensure that the EPC Contractor obtain and maintain insurances pursuant to the Work against those risks and to the extent as is usual for reputable international operators carrying on substantially similar business.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than 22.24 (Acceleration)) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

22.1.1	its failure to pay is caused by administrative or technical error; and

22.1.2	payment is made within five (5) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied.

22.3	Other obligations

22.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-Payment) and Clause 22.2 (Financial Covenants)).

22.3.2	No Event of Default under sub-clause 22.3.1 above will occur if the failure to comply is capable of remedy, and is remedied within twenty (20) Business Days of the earlier of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

22.5.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

22.5.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

22.5.4	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.5	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-clause 22.5.1 to 22.5.4 (inclusive) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

22.6.1	An Obligor is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

22.6.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

22.6.3	A moratorium is declared in respect of any indebtedness of any Obligor.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

22.7.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

22.7.2	a composition or arrangement with any creditor of any Obligor, or an assignment for the benefit of creditors generally of any Obligor or a class of such creditors;

22.7.3	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets; or

22.7.4	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor and is not discharged within ten (10) days.

22.9	Ownership of the Obligors

The Borrower is not or ceases to be a wholly-owned Subsidiary of the EPC Contractor.

22.10	Merger

Any Obligor enters into any amalgamation, demerger, merger or corporate reconstruction.

22.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party.

22.12	Repudiation

An Obligor repudiates a Finance Document or Security contemplated by any Security Documents to which it is a party or evidences an intention to repudiate a Finance Document or Security contemplated by any Security Documents to which it is a party.

22.13	Cessation of business

An Obligor suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

22.14	Money Laundering, Anti-corruption, financing of Terrorism

22.14.1	Any Obligor engages in Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including without limitation in connection with the procurement or execution of any contract for goods or services.

22.14.2	Any Obligor engages in Money Laundering or acts in breach of any law relating to Money Laundering.

22.14.3	Any Obligor engages in the Financing of Terrorism.

22.15	Transaction Authorisations

22.15.1	Any Transaction Authorisation is:

(a)	repudiated, revoked, cancelled, suspended, forfeited, surrendered or terminated (in whole or in part); or

(b)	otherwise is not, or ceases to be, in full force and effect.

22.15.2	Any Transaction Authorisation is varied or modified in a manner which has, or would, in the Lender’s reasonable view, result in a Material Adverse Effect and such variation or modification is not revoked to the satisfaction of the Lender.

22.15.3	Any Transaction Authorisation has a condition attaching to it which has or would, in the Lender’s reasonable view, result in a Material Adverse Effect and such condition is not revoked to the satisfaction of the Lender.

22.16	Breach of Project Documents

22.16.1	Any Project Document is terminated otherwise than by reason of full performance or expiry of its term.

22.16.2	The EPC Contractor issues a notice of termination of a Project Document otherwise than by reason of full performance or expiry of its term.

22.16.3	The EPC Contractor does not perform an obligation under any Project Document which gives rise to a right to terminate the relevant Project Document (after the expiry of any applicable grace period).

22.16.4	Any Project Document is:

(a)	repudiated, revoked, cancelled, suspended, forfeited or surrendered (whether in whole or in part); or

(b)	otherwise is not, or ceases to be, in full force and effect.

22.16.5	It becomes unlawful for the EPC Contractor to perform or comply with any its obligations under any of the Transaction Documents in any material respect.

22.17	Government intervention

Any Governmental Agency states officially that it intends to take or takes any step with a view to:

22.17.1	the seizure, expropriation, nationalisation or acquisition of any of the shares in the Project Company or any of its assets or revenues; or

22.17.2	the displacement of the whole or a substantial part of the management of the Project Company or the curtailment of the whole or a substantial part of the conduct of its business.

22.18	Project Commercial Operation Date

The Substantial Completion Date or the Final Completion Date does not occur, or at any time the Lender or its advisor determines, after due consideration of any revised schedule or alternative remedial plans proposed by the EPC Contractor and/or Project Company, that the Substantial Completion Date or the Final Completion Date will not occur, on or prior to the Final Repayment Date, taking into account any delay arising from a Force Majeure (as defined in the EPC Contract).

22.19	Abandonment

The EPC Contractor:

22.19.1	ceases to construct, all or a material part of the Work for a continuous period exceeding ninety (90) days; or

22.19.2	abandons all or a material part of the Work and such abandonment has been confirmed in writing by the Project Company.

22.20	Destruction

The whole or any material part of the Project Facilities is destroyed or irreparably damaged.

22.21	Insurance

22.21.1	Any insurance required by Clause 21.5 (Insurances):

(a)	is not, or ceases to be, in full force and effect;

(b)	is unavailable at the time and in the manner it is required to be effected pursuant to Clause 21.5 (Insurances) or

(c)	is repudiated, avoided or suspended (in each case to any extent); or

22.21.2	any insurer or reinsurer is entitled to avoid, repudiate or suspend (in each case to any extent) or otherwise reduce its liability under the policy relating to any material insurance.

22.22	Environmental Claims

An Environmental Claim arises which, if adversely determined, has or would, in the Lender’s reasonable view, result in, a Material Adverse Effect.

22.23	Material adverse change

Any other event or series of events occurs which has or which would, in the Lender’s reasonable view, to have a material adverse effect on:

22.23.1	the business, property, liabilities, operations, prospects or condition (financial or otherwise) of an Obligor;

22.23.2	the ability of an Obligor to perform its obligations under any Finance Document;

22.23.3	the rights and remedies of the Lender under the Finance Documents; or

22.23.4	the perfection, validity or enforceability of any provision of any Finance Document.

22.24	ERISA

22.24.1	any ERISA Event occurs;

22.24.2	there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which would, in the Lender’s reasonable view, have a Material Adverse Effect; or

22.24.3	there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any U.S. Obligor, any Subsidiary of an U.S. Obligor or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans, which would, in the Lender’s reasonable view, have a Material Adverse Effect, and the liability of any or all of any Obligor, any Subsidiary of an Obligor and the ERISA Affiliates contemplated by the foregoing sub-clauses 22.24.1, 22.24.2 and 22.24.2, either individually or in the aggregate, has had or would, in the Lender’s reasonable view, a Material Adverse Effect.

22.25	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

22.25.1	cancel the Commitment whereupon they shall immediately be cancelled;

22.25.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

22.25.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

22.25.4	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDER

23.1	The Lender may, at any time, with the Borrower’s prior consent (unless an Event of Default has occurred and is continuing), assign any of its rights and/or transfer all or any of its rights, benefits and/or obligations in respect of the Facility, for this purpose the Lender may make such disclosure in relation to the Facility subject to the terms set out in Clause 23.4.

23.2	If:

23.2.1	the Lender assigns or transfers any of its rights or obligations under this Agreement pursuant to Clause 23.1 or changes its Facility Office; and

23.2.2	as a result of the circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the relevant bank or financial institution or the Lender acting through its other office under Clauses 12 (Tax Gross-Up and Indemnities) or 13 (Increased Costs),

then the relevant bank or financial institution or the Lender acting through its other Facility Office is only entitled to receive payment under those clauses to the same extent as the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	The Borrower acknowledges that any person to which the rights, benefits and/or obligations of the Lender may from time to time be so assigned or transferred shall be entitled to the benefit of this Agreement and each other Finance Document as if such person had constituted an original lender under this Agreement to the extent of such assignment or transfer.

23.4	The Borrower agrees that, save as expressly provided in this Clause 23, any assignment or transfer by the Lender, as the case may be, shall as regards the Borrower, be on such terms as are customary in the wholesale lending market in relation to assignments or transfers by the Lender and that they will at the expense of the Lender execute and deliver, or procure the execution and delivery of, such document(s) as may be reasonably required by the Lender to effect such assignment or transfer.

23.5	The Lender agrees that it shall keep confidential and not disclose such information relating to the Borrower, any other Obligor, the Project or any Transaction Document or any document, certificate or instrument delivered to the Lender thereunder as shall come into their possession whether or not in relation to the Facility, except:

23.5.1	to any prospective assignee, new lender or sub-participant (or agent or advisor of any of the foregoing);

23.5.2	to their respective advisers, professional or otherwise or their respective service providers who are under an obligation of confidentiality to the Lender;

23.5.3	to any of its Affiliates on an need-to-know basis in connection with the administration of the Finance Documents who are apprised of the provisions of this Clause 23;

23.5.4	any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to the Lender or any of its Affiliates in connection with the Facility who are under an obligation of confidentiality to the Lender as to which the Borrower is a third-party beneficiary;

23.5.5	to its head office and any other branches;

23.5.6	if required to do so by an order of a court in any jurisdiction;

23.5.7	under any law or regulation or to any applicable regulatory authority (including the Hong Kong Monetary Authority) or supervisory, governmental or quasi-governmental authority in any jurisdiction having jurisdiction over the Lender;

23.5.8	to whom information is required to be disclosed in connection with, and for the purposes of any litigation, arbitration, administrative or other investigations, proceedings or disputes between the Lender and the Obligors in respect of the Finance Documents; or

23.5.9	where such information shall have already entered the public domain other than as a result of the Lender’s breach of its obligations under this Clause 23.5,

and in the case of any disclosure under Clause 23.5.1 and Clause 23.5.3, subject to requiring and receiving a written confidentiality undertaking substantially in the form then recommended by the Loan Market Association (or otherwise in the Agreed Form), a copy of which shall, as soon as practicable, be delivered to the Borrower.

24.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Lender.

SECTION 10

ADMINISTRATION

25.	PAYMENT MECHANICS

25.1	Payments between the Parties

25.1.1	On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the Borrower or the Lender (as the case may be) shall make the same available to the recipient for value on the due date at the time and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.

25.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the recipient specifies.

25.2	Partial payments

25.2.1	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (a) above) or commission due but unpaid under those Finance Documents;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

25.2.2	Sub-clause 25.2.1 above will override any appropriation made by an Obligor.

25.3	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.4	Business Days

25.4.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

25.4.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.5	Currency of account

25.5.1	Subject to sub-clauses 25.5.2 to 25.5.5 below, US Dollars and RMB is the currency of account and payment for any sum due from the Borrower under any Finance Document.

25.5.2	A repayment of any Loan or Unpaid Sum or a part of any Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

25.5.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

25.5.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

25.5.5	Any amount expressed to be payable in a currency other than US Dollars and RMB shall be paid in that other currency.

25.6	Change of currency

25.6.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower ); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

25.6.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

26.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	NOTICES

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

in the case of the Borrower, that identified with its name on the signature pages below;

27.2.1	in the case of the Lender, that identified with its name on the signature pages below; and

27.2.2	in the case of any permitted assignee of the Lender, that notified in writing to the Lender on or prior to the date on which it becomes a Party,

or any substitute address and fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five (5) Business Days’ notice.

27.3	Delivery

27.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

27.3.2	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

27.3.3	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.

28.	CALCULATIONS AND CERTIFICATES

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days (if such amount is denominated in US Dollars) or three hundred and sixty-five (365) days (if such amount is denominated in RMB).

29.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

31.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

33.	GOVERNING LAW

This Agreement is governed by English law.

34.	ENFORCEMENT

34.1	Jurisdiction of English courts

34.1.1	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

34.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

34.1.3	This Clause 34.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

34.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

34.2.1	irrevocably appoints Worldwide Corporate Advisors LLP (WCA) Ltd. located at 32 Threadneedle Street, London, England EC2R 8AY, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

34.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	The Obligors

1.1	A copy of the constitutional documents of each Obligor.

1.2	A copy of a resolution of the board of directors of each Obligor:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in Clause 1.2 above.

1.4	A certificate from each Obligor (signed by a director) confirming that borrowing or securing, as appropriate, the Commitment would not cause any borrowing, securing or similar limit binding on it to be exceeded.

1.5	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Execution Date.

1.6	A certificate of an authorised signatory of the relevant Obligor (signed by a director) confirming that none of the events or circumstances specified in Clause 22.6 (Insolvency) or 22.7 (Insolvency Proceedings) apply to it.

1.7	In respect of each Obligor:

1.7.1	a certificate signed by its chief financial officer certifying that it is solvent;

1.7.2	a certificate of recent date as to its good standing in: (A) the jurisdiction of its organization, and (B) each jurisdiction in which it is qualified to do business; and

1.7.3	certified copies of judgment, tax, and UCC-1 lien search results in each such jurisdiction

2.	Finance Documents

2.1	Originals of each of the Finance Documents duly executed by each of the relevant parties.

2.2	UCC-1 financing statements for the EPC Contractor in relation to the Security Agreement and evidence of filing thereof.

3.	Project and Project Funding

3.1	Copies of each of the Project Documents (except for the Finance Documents) duly executed by each of the relevant parties.

3.2	Delivery of copies of all Transaction Authorisations necessary for the Project Company to construct and/or implement the Project which are required at that time.

3.3	Evidence that the EPC Contractor has opened the Collection Account with the Account Bank.

4.	Legal opinions

4.1	A legal opinion as to English law from White & Case in respect of the enforceability of the Finance Documents (except for the Security Documents) addressed to the Lender.

4.2	A legal opinion as to New York law from White & Case in respect of the enforceability of the Security Documents addressed to the Lender.

4.3	A legal opinion as to New Jersey law from Norris, McLaughlin & Marcus, P.A. in respect of the Borrower’s capacity addressed to the Lender.

4.4	A legal opinion as to Californian law from Weintraub Genshlea Chediak in respect of the capacity of the EPC Contractor addressed to the Lender.

5.	Other Documents and Evidence

5.1	Evidence that deposits has been made to the Reserve Account in the manner as set forth in the Sub-clause 20.14.1.

5.2	Evidence that payment of the Construction Costs has been made in form and substance satisfactory to the Lender.

5.3	A copy of executed master guarantee agreement between the Sponsor Obligor and CDB.

5.4	Evidence that any process agent referred to in Clause 34.2 (Service of Process), has accepted its appointment.

5.5	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

5.6	The Original Financial Statements.

5.7	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 9 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 2

UTILISATION REQUEST

From: SPI Solar New Jersey, Inc.

To: China Development Bank Corporation

Dated:

Dear Sirs

US$15,600,000 and RMB77,850,000 Facility Agreement dated [•] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•]

Amount:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account details].

5.	This Utilisation Request is irrevocable.

Yours faithfully
authorised signatory for SPI Solar New Jersey, Inc.

SIGNATURE PAGE

As Borrower

SPI SOLAR NEW JERSEY, INC.

By: /s/    Jeffrey Olyniec

Address:	100 Canal Pointe Blvd, Suite 212, Princeton, NJ 08540

Attention:	Mr. Robert Wood

Telephone:	+1-916-770-8100

Fax:	+1-916-770-8100

As Lender

CHINA DEVELOPMENT BANK CORPORATION

By: /s/    Liu Bin

Address:	China Development Bank, Jiangxi Branch, No. 68, Zhongshanxi Road, Nanchang, Jiangxi, PRC

Attention:	Mr. Liu Bin

Telephone:	+86 791 8659 2484

Facsimile:	+86 791 8659 2403